FOR IMMEDIATE RELEASE

Contact:	Jeffery A. Bryson VP of Investor Relations ScanSource, Inc. 864 286-4305

ScanSource Fiscal Year Sales Up 18%

*Quarterly sales increase 8% to $253.0 million

GREENVILLE, SC—August 14, 2003—ScanSource, Inc. (Nasdaq: SCSC), a leading value-added distributor of AIDC (automatic identification and data capture), point of sale and telephony products for the reseller market, today announced financial results for its fourth quarter and fiscal year ended June 30, 2003.

For the quarter ended June 30, 2003, net sales increased 8% to $253.0 million compared to $233.7 million for the quarter ended June 30, 2002, and operating income increased 29% to $11.0 million, from $8.5 million for the comparable quarter in 2002. For the quarter ended June 30, 2003 net income was 17% higher at $6.2 million compared to $5.3 million for the same period last year, and diluted earnings per share increased 17% to $.49 per share compared to $0.42 per share for the 2002 quarter. Per share results are based upon 12,496,000 and 12,604,000 diluted weighted average shares outstanding for the fiscal 2003 and 2002 quarters, respectively, reflecting a 2-for-1 split of the Company’s common stock, effected in the form of a 100% stock dividend paid on January 28, 2003.

For the fiscal year ended June 30, 2003, net sales increased 18% to $991.2 million compared to $841.9 million for the fiscal year ended June 30, 2002.

ScanSource Fiscal Year Sales Up 18%

“We were pleased this quarter to see a return of sales growth in telephony products in both our Catalyst Telecom and Paracon units.” said Mike Baur, President and CEO of ScanSource. “We had healthy sales growth in AIDC and point of sale products internationally and in North America. We also completed some cost-saving initiatives in Europe which allowed that unit to cover its direct expenses for the first time.”

ChannelMax Restructuring

The Company has decided to restructure its ChannelMax unit. Logistics and IS services will continue to be provided, but management of ChannelMax will be divided among other ScanSource business units, rather than operating as a separate legal entity. In connection with this restructuring the Company will incur one-time costs of $.09-$.11 cents per share, which will be charged to earnings for the quarter ending September 30, 2003.

September 2003 Forecast

The Company also announced its financial forecast for the first fiscal quarter of 2004 which ends September 30, 2003. ScanSource expects net revenues for the September quarter could range from $240 million to $260 million.

Safe Harbor Statement

This news release contains comments that are “forward looking” statements that involve risks and uncertainties; these statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Any number of important factors could cause actual results to differ materially from anticipated results. For more information concerning factors that could cause such a difference, see the company’s annual report on Form 10K filed with the Securities Exchange Commission.

ScanSource Fiscal Year Sales Up 18%

* * * *

ScanSource, Inc. is the leading international distributor of specialty technology products, including automatic identification and data capture (AIDC) and point-of-sale (POS) products through its ScanSource sales unit; Avaya voice, data and converged communications products through its Catalyst Telecom sales unit; and converged communications products from Intel through its Paracon sales unit. The Company provides both value-added distribution sales to technology resellers and e-logistics services. ScanSource has two distribution segments: one serving North America from the Memphis distribution center, and an international segment currently serving Latin America and Europe. ChannelMax, a subsidiary of ScanSource, Inc., is a provider of logistics and
e-fulfillment services.

The Company markets products from more than 60 technology manufacturers to over 13,000 value-added technology resellers and is committed to empowering them with tools and services designed to help them grow. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansource.com.

ScanSource Fiscal Year Sales Up 18%

SCANSOURCE, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands)

	June 30, 2002	June 30, 2003
Assets
Current Assets
Cash	$1,296	$2,565
Trade and notes receivable	119,158	129,105
Other receivables	7,860	4,420
Inventories	182,636	152,261
Prepaid taxes	—	870
Prepaid expenses and other assets	1,258	869
Deferred income taxes	10,225	9,498

Total current assets	322,433	299,588

Property and equipment, net	25,995	27,270
Intangibles, net	9,575	9,945
Other assets	1,029	7,544

Total assets	$359,032	$344,347

Liabilities and Shareholders’ Equity

Current Liabilities
Accounts payable	$175,406	$151,389
Current portion of long-term debt	769	914
Accrued expenses and other	10,755	12,308

Total current liabilities	186,930	164,611

Deferred tax liability	517	1,673
Borrowings under revolving credit facility	43,780	18,118
Long term debt	8,319	7,385

Total liabilities	239,546	191,787

Minority interest	1,437	1,673

Shareholders’ Equity
Common stock	48,223	56,706
Retained earnings	68,732	91,306
Accumulated other comprehensive income	1,094	2,875

Total shareholders’ equity	118,049	150,887

Total liabilities and shareholders’ equity	$359,032	$344,347

ScanSource Fiscal Year Sales Up 18%

SCANSOURCE, INC.

CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

	Quarter ended June 30,		Year ended June 30,
	2002	2003	2002	2003
Net sales	$233,704	$253,022	$841,887	$991,194
Cost of goods sold	208,105	223,667	750,310	879,311

Gross profit	25,599	29,355	91,577	111,883

Operating expenses:
Selling, general and admin. expenses	17,086	18,209	58,927	71,168
Impairment of capitalized software	—	191	840	191

	17,086	18,400	59,767	71,359

Operating income	8,513	10,955	31,810	40,524

Other expense (income):
Interest expense	688	361	2,831	2,063
Interest income	(352)	(281)	(1,274)	(1,194)
Other (income) expense	(260)	574	(128)	1,031

Other expense, net	76	654	1,429	1,900

Income before income taxes and extraordinary gain	8,437	10,301	30,381	38,624
Provision for income taxes	3,108	4,090	11,268	16,050

Income before extraordinary gain	5,329	6,211	19,113	22,574
Extraordinary gain on excess of fair value of net assets acquired over cost, net of income taxes of $508	—	—	829	—

Net income	$5,329	$6,211	$19,942	$22,574

ScanSource Fiscal Year Sales Up 18%

SCANSOURCE, INC.

CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

(continued)

	Quarter ended June 30,		Year ended June 30,
	2002	2003	2002	2003
Per share data:
Basic earnings per share:
Income before extraordinary gain	$0.46	$0.51	$1.66	$1.88
Extraordinary gain on excess of fair value of net assets acquired over cost, net of income taxes of $508	—	—	0.07	—

Net income (a)	$0.46	$0.51	$1.73	$1.88

Weighted-average shares outstanding (a)	11,642	12,273	11,524	12,013

Diluted earnings per share:
Income before extraordinary gain	$0.42	$0.49	$1.54	$1.81
Extraordinary gain on excess of fair value of net assets acquired over cost, net of income taxes of $508	—	—	0.06	—

Net income (a)	$0.42	$0.49	$1.60	$1.81

Weighted-average shares outstanding (a)	12,604	12,496	12,432	12,349

(a)	All per share amounts have been adjusted to reflect a 2-for-1 split of the Company’s common stock, effected in the form of a 100% common stock dividend paid on January 28, 2003.